Exhibit 99.7

Schedule 7 — Reconciliation of GAAP reported results to as adjusted pro forma results

For the Quarter Ended March 31, 2002

amounts in million, except earnings per share
	GAAP Reported	Adjustments		As Adjusted

Net revenue	$18.9	$125.7	(1)	$144.6
Expenses	16.8	57.7	(2)	74.5
Depreciation and amortization	1.6	14.6	(3)	16.2
Partnership income	27.2	(5.3	)(4)	21.9

Operating income	27.7	48.1		75.8
Interest expense, net	6.3	39.7	(5)	46.0

Pre-tax income	21.4	8.4		29.8
Tax provision	8.2	2.9	(6)	11.1

Net income	13.2	5.5		18.7
Preferred dividend	—	4.0	(7)	4.0

Net income available to common shareholders	$13.2	$1.5		$14.7

Earnings per share (EPS)
Basic(8),(9)	$0.45	$0.04		$0.49
Diluted(9)	$0.44	$0.04		$0.48
Shares used in computing EPS
Basic	29.5	8.5	(9)	38.0
Diluted	30.2	8.6	(9)	38.8

(1)	Represents revenue recognized by SPA in 1Q 2002 less RHD commission revenue and pre-press publishing revenue from SPA included in the reported GAAP amounts, which would have been eliminated as intercompany revenues had the acquisition occurred on January 1, 2002.

(2)	Represents expenses recognized by SPA in 1Q 2002 less SPA commission and pre-press publishing expenses for services provided by RHD, which would have been eliminated as intercompany expenses had the acquisition occurred on January 1, 2002.

(3)	Represents depreciation and amortization expense recognized by SPA in 1Q 2002 plus additional amortization expense for intangible assets acquired in the acquisition.

(4)	Represents income from an affiliate of SPA recognized by RHD and included in reported GAAP amounts, which would have been eliminated as intercompany income had the acquisition occurred on January 1, 2002.

(5)	Represents additional interest expense that would have been incurred assuming the financing obtained to acquire SPA was outstanding as of January 1, 2002.

(6)	Represents the tax effect of adjustments.

(7)	Represents the stated preferred dividend that would have accrued on the $200 million of convertible preferred stock assuming the preferred stock was issued January 1, 2002. This amount excludes a pro forma “deemed dividend” of $62.4 million for the beneficial conversion feature that would have existed had the preferred stock been issued on January 1, 2002.

(8)	On a reported basis, basic EPS are calculated under the “two-class” method. The two-class method is an earnings allocation formula that computes basic EPS for common stockholders and preferred stockholders on an as-converted basis assuming that the common stockholders and preferred stockholders have equal rights in the undistributed earnings of the Company on a per-share basis. Basic EPS represents the earnings per share attributable to the common stockholders only.

(9)	On an as adjusted basis, basic and diluted EPS are calculated as net income before preferred dividends divided by the weighted average basic and diluted shares outstanding for the period assuming the Preferred Stock was converted to common stock at the beginning of the period. Assuming the Preferred Stock was converted at the beginning of 2002, basic shares in 2002 would have been 8.5 million shares higher and diluted shares would have been 8.6 million shares higher. The 2002 adjusted diluted shares also include the pro forma dilutive effect of warrants issued with the Preferred Stock.